NEWS

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Investors: Media:	William Kuser Mary Ann Dunnell	(203) 573-2213 (203) 573-3034

CROMPTON ANNOUNCES EXPECTED SETTLEMENT
OF THREE DIRECT PURCHASER CLASS ACTION LAWSUITS

MIDDLEBURY, CONN., Jan. 11, 2005 - Crompton Corporation (NYSE:CK) announced that it expects to settle direct purchaser class action lawsuits in rubber chemicals, EPDM and nitrile rubber for a total of $97 million. The company will establish a $93.1 million reserve in its 2004 financials.

"We believe this settlement represents a good resolution of a very difficult issue," said Robert L. Wood, chairman, president and CEO of Crompton. "It allows us to reduce risks associated with prolonged litigation and potential treble damages. We also believe it is a fair resolution with respect to the company and our customers. This settlement, while costly, is manageable. We believe that it's in Crompton's best interest to resolve these issues so that management can turn its full attention to creating value for our shareholders."

Kenneth Feinberg, former Special Master of the September 11 Victim Compensation Fund, has agreed to act as mediator and to help the representatives of the three classes determine how the settlement funds should be allocated among the three classes. In the event of a disagreement, Feinberg's decision will be binding on all parties.

The company said that once agreement has been reached on allocations, each of the three courts in which the lawsuits are pending will be asked to give preliminary approval of the settlements. Once preliminary approval is obtained, class members will be notified and given the opportunity to participate in or opt out of the settlement. If a sufficient level of class member participation is reached, results will be reported to the respective courts and final approvals sought. If too many class members opt out, the company may decline to settle with particular classes or rescind the entire agreement.

Payment of the settlement funds will be made in three installments to each class, without interest, beginning at preliminary approval and continuing through the later of final approval or 18 months after preliminary approval by each court.

Conference Call Scheduled for Tomorrow at 9 a.m.

Crompton will hold a conference call at 9:00 a.m. Eastern time on January 12, 2005. To access the call, dial (612) 288-0340. Live audio is available on Crompton's Investor Relations page at www.cromptoncorp.com. Replay of the conference call will be available for two weeks beginning at 10:45 a.m., Jan. 12, by calling (320) 365-3844, access code 765525.

Crompton Corporation, with annual sales of $2.2 billion, is a producer and marketer of specialty chemicals and polymer products and equipment. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

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Forward-Looking Statements
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which the Company is subject, the ability to obtain selling price increases, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under the Company's cost reduction initiatives, the amount of any additional earn-out payments from GE, the ability to reduce the Company's debt levels, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on the Company's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by the Company.